Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

By and Among

QUEST DIAGNOSTICS INCORPORATED,

ACE ACQUISITION SUB, INC.

and

AMERIPATH GROUP HOLDINGS, INC.

Dated as of April 15, 2007

	4.11. Change in Condition		24
	4.12. Insurance		24
	4.13. Tax Matters		24
	4.14. Employee Benefit Plans		26
	4.15. Environmental Matters		27
	4.16. Labor Relations		27
	4.17. Brokers, etc.		27
	4.18. No Governmental Consent or Approval Required		27
	4.19. Guarantee by the Company Subsidiaries		27

5.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		28

	5.1.	Corporate Matters, etc.	28
	5.2.	Adequate Funds; Financing	29
	5.3.	Litigation	29
	5.4.	Brokers, etc.	29
	5.5.	Investigation; No Additional Representations; No Reliance, etc.	29

6.	CERTAIN AGREEMENTS OF THE PARTIES		30

	6.1.	Access to Premises and Information	30
	6.2.	Operation of Business, Related Matters	30
	6.3.	Preparation for Closing	32
	6.4.	280G Matters	33
	6.5.	Directors and Officers Indemnification and Insurance	33
	6.6.	Tax Matters	34
	6.7.	Employee Matters	34
	6.8.	Notification of Certain Matters	35
	6.9.	Financing	35
	6.10. Affiliate Arrangements		35
	6.11. Termination of Discussions		36
	6.12. Tender Offer		36
	6.13. Drag-Along Rights		37
	6.14. Interim Financials		37

7.	CONDITIONS TO THE OBLIGATIONS TO CLOSE OF THE BUYER PARTIES		37

	7.1.	Representations, Warranties and Covenants	37

	7.2.	Legality; Litigation	38
	7.3.	Material Adverse Effect	38

8.	CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY		38

	8.1.	Representations, Warranties and Covenants	38
	8.2.	Legality; Litigation	38

9.	CONSENT TO JURISDICTION; JURY TRIAL WAIVER; SPECIFIC
	PERFORMANCE		38

	9.1.	Consent to Jurisdiction	38
	9.2.	WAIVER OF JURY TRIAL	39
	9.3.	Specific Performance	39

10.	TERMINATION		40

	10.1. Termination of Agreement		40
	10.2. Effect of Termination		41

11.	MISCELLANEOUS		41

	11.1. Entire Agreement		41
	11.2. Amendment or Waiver		41
	11.3. Severability		41
	11.4. Successors and Assigns		41
	11.5. Notices		42
	11.6. Further Assurances		42
	11.7. Non-Survival of Representations and Warranties		42
	11.8. Public Announcements		43
	11.9. Headings, etc.		43
	11.10.	Third Party Beneficiaries	43
	11.11.	Expenses	43
	11.12.	Construction	43
	11.13.	Counterparts	44
	11.14.	Governing Law	44

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into and dated as of April 15, 2007, by and among Quest Diagnostics Incorporated, a Delaware corporation (“Parent”), Ace Acquisition Sub, Inc., a Delaware corporation (“Merger Sub” and, together with Parent, each a “Buyer Party” and collectively, the “Buyer Parties”), and AMERIPATH GROUP HOLDINGS, INC., a Delaware corporation (the “Company”).

RECITALS

          WHEREAS, the board of directors of each of Parent, Merger Sub and the Company have determined that it is in the best interests of such corporation and its stockholders that the parties consummate the business combination transaction provided for herein in which Merger Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”), have unanimously adopted resolutions approving and declaring the advisability of this Agreement and the Merger and, in the case of the board of directors of each of Merger Sub and the Company, resolved to submit this Agreement to the stockholders of such corporation for adoption by such stockholders.

AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

1.       DEFINITIONS. For purposes of this Agreement:

          1.1.      Cross Reference Table. The following terms are defined in the Sections of this Agreement identified below and shall have the meanings ascribed to them in such identified Sections when used in this Agreement:

Term	Definitions
“AmeriPath”	Section 4.3.1
“Affected Employees”	Section 6.7.1
“Agreement”	Preamble
“Assets”	Section 4.4
“Buyer Party”	Preamble
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.1.6
“Closing”	Section 2.2
“Closing Cash Consideration”	Section 3.1.1
“Closing Date”	Section 2.2
“Closing Payment Certificate	Section 3.5.1
“Commitment Letter”	Section 5.2
“Common Stock Merger Consideration”	Section 3.1.2
“Company”	Preamble
“Contracts”	Section 4.10
“DOJ”	Section 6.3.2

“Drag-Along Rights”	Section 6.13
“Effective Time”	Section 2.3
“Environmental Permits”	Section 4.15
“Exchange Ratio”	Section 3.2.1
“Financial Statements”	Section 4.3.2
“Financing”	Section 5.2
“FTC”	Section 6.3.2
“HSR Filing”	Section 6.3.2
“IRS”	Section 4.13.3
“Lease Documents”	Section 4.7
“Licenses”	Section4.9.2
“Management Letters”	Section 4.3.4
“Merger”	Recitals
“Merger Consideration”	Section 3.1.3
“Merger Sub”	Preamble
“Morgan Stanley”	Section 5.2
“Option”	Section 3.2.1
“Parent”	Preamble
“Parent Shares”	Section 3.2.1
“Participating Preferred Stock Merger Consideration”	Section 3.1.3
“Paying Agent”	Section 3.5.1
“Payment Fund”	Section 3.5.1
“Payroll Agent”	Section 3.4.5
“Pension Plan”	Section 1.2.23
“Permitted Liens”	Section 1.2.39
“Post-Signing Returns”	Section 6.6.2
“Records”	Section 6.1
“Replacement Options”	Section 3.2.1
“SEC Reports”	Section 4.3.1
“Specified Sections”	Section 7.1
“Surviving Corporation”	Section 2.1
“Transactions”	Section 4.1(a)
“Vested Options”	Section 3.2.1
“WCAS”	Section 6.13
“Welfare Plan”	Section 1.2.23

          1.2.      Certain Definitions. The following terms shall have the following meanings when used in this Agreement:

                      1.2.1. “Action” means any litigation, action, suit, claim or proceeding brought or conducted by any third party or Governmental Authority, or any audit or investigation by any Governmental Authority.

                      1.2.2. “Affiliate” means, as to the Company (or other specified Person), each Person directly or indirectly controlling or controlled by or under common control with the Company (or such specified Person). For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

                      1.2.3. “AmeriSERP Plan Payoff Amount” means all amounts due to participants in the Company’s AmeriSERP Plan as a result of the Transactions.

                      1.2.4. “Balance Sheet” means the unaudited balance sheet of the Company as of March 31, 2007.

                      1.2.5. “Business” means the business of the Target Companies as such business is conducted from time to time between the date hereof and the Closing Date.

                      1.2.6. “Business Day” means any day, except Saturday, Sunday and any day on which banking institutions in New York, New York are authorized or required to close by Legal Requirement.

                      1.2.7. “Bylaws” means the corporate bylaws of a corporation, as from time to time in effect.

                      1.2.8. “Charter” means the certificate or articles of incorporation, formation or organization or other charter or organizational documents of any Person (other than an individual), each as from time to time in effect.

                      1.2.9. “Code” means the federal Internal Revenue Code of 1986, as amended.

                      1.2.10. “Company Common Equity Value” means the Closing Cash Consideration less the Company Participating Preferred Stock Liquidation Preference.

                      1.2.11. “Company Common Stock” means the common stock of the Company, par value $0.001 per share.

                      1.2.12. “Company Common Stock Price Per Share” means an amount equal to (A) the Company Common Equity Value divided by (B) the sum of (i) the total number of Shares of Company Common Stock issued and outstanding as of the Effective Time, (ii) the Conversion Shares and (iii) the number of shares of Company Common Stock issuable upon the exercise of Vested Options.

                      1.2.13. “Company Managed Practices” means each Person (other than a Subsidiary of the Company) with which a Target Company has entered into a management services or similar agreement under which a Target Company will provide medical practice management or similar services.

                      1.2.14. “Company Participating Preferred Stock” means the participating preferred stock of the Company, par value $0.001 per share.

                      1.2.15. “Company Participating Preferred Stock Liquidation Preference” means an amount equal to (A) the aggregate number of Shares of Company Participating Preferred Stock issued and outstanding immediately prior to the Effective Time, multiplied by the sum of

(B) (x) $2.50, plus (y) all dividends that are declared but unpaid in respect of such Shares of Company Participating Preferred Stock as of the Effective Time.

                      1.2.16. “Company Participating Preferred Stock Price Per Share” means an amount equal to the sum of (A) (i) the Company Participating Preferred Stock Liquidation Preference divided by (ii) the total number of Shares of Company Participating Preferred Stock issued and outstanding as of the Effective Time plus (B) the product of (x) the Company Common Stock Price Per Share multiplied by (y) the number of Conversion Shares issuable in respect of such share of Company Participating Preferred Stock.

                      1.2.17. “Compensation” means, as applied to any Person, all salaries, compensation, remuneration, payments under commission plans or bonuses, and all retirement, vacation, insurance or other fringe benefits pursuant to Employee Plans, paid or provided, directly or indirectly, by a Target Company to such Person, but excluding any compensation paid or provided pursuant to any stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, notional stock or similar equity-based plan.

                      1.2.18. “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, sales order, purchase order or other document or instrument (including any document or instrument evidencing any Indebtedness but excluding the Charter or Bylaws of such Person), whether written or oral, to which or by which such Person is legally bound.

                      1.2.19. “Conversion Shares” means the shares of Company Common Stock issuable upon a redemption of the outstanding shares of Company Participating Preferred Stock upon a Change of Control (as defined in the Charter of the Company).

                      1.2.20. “Credit Agreement” means the Credit Agreement dated as of January 31, 2006, among AmeriPath, Inc., as borrower, AmeriPath Intermediate Holdings, Inc. and the Subsidiaries of AmeriPath, Inc. from time to time party thereto, as guarantors, Wachovia Bank, National Association, as administrative agent and collateral agent, Citigroup Global Markets, Inc., as syndication agent, Deutsche Bank Securities Inc. and UBS Securities LLC, as co-documentation agents, and Wachovia Capital Markets, LLC and Citigroup Global Markets, Inc., as joint lead arrangers and joint bookrunners, and the other lenders party thereto, as the same may be amended, waived or otherwise modified from time to time.

                      1.2.21. “Credit Facility Debt” means accrued and unpaid “Obligations” under and as defined in the Credit Agreement (other than with respect to letters of credit).

                      1.2.22. “DGCL” means the Delaware General Corporation Law, as amended.

                      1.2.23. “Employee Plan” means (i) any of the following that is sponsored or contributed to by the Target Companies or under which any Target Company has any liability for the payment of contributions, premiums or benefits: (a) welfare benefit plan within the meaning of Section 3(1) of ERISA (a “Welfare Plan”), (b) pension benefit plan within the meaning of Section 3(2) of ERISA (a “Pension Plan”), (c) bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan, or (d) other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, and employment agreements covering current or former employees or directors, including all such plans and agreements related to physicians performing services for, and the international employees of, the Target Companies that is maintained, sponsored or contributed to by the Target Companies or to which the Target Companies are a party, and (ii) the InformDX, Inc. 401(k)/Profit Sharing Plan.

                      1.2.24. “Environmental Laws” means any federal, state, local or municipal law, statute, regulation or ordinance relating to pollution, or the protection of the environment, or, as such relates to exposure to Hazardous Materials, human health.

                      1.2.25. “Equityholder” means a Stockholder or Option Holder.

                      1.2.26. “ERISA” means the Employee Retirement Income Security Act of 1974 or any successor statute, as amended.

                      1.2.27. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

                      1.2.28. “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

                      1.2.29. “Governmental Authority” means any domestic or foreign national, state, multi-state or municipal or other local government, any court, tribunal or judicial or arbitral body, or any subdivision, agency, commission, authority or instrumentality, or regulatory or administrative agency thereof.

                      1.2.30. “Governmental Order” means any award, injunction, judgment, order or decree, settlement agreement or other similar written agreement entered, issued or made by any Governmental Authority.

                      1.2.31. “Hazardous Substances” means petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, synthetic gas and any mixtures thereof, polychlorinated biphenyls, asbestos and toxic mold; and any other substance, material or waste defined or regulated as hazardous or toxic or radioactive or as a pollutant or contaminant pursuant to any Environmental Law.

                      1.2.32. “Holdings Subordinated Notes” means the 10% Senior Subordinated Notes due 2014 issued by AmeriPath Holdings, Inc.

                      1.2.33. “Holdings Subordinated Note Debt” means the amount necessary to redeem 100% of the outstanding principal amount and any accrued and unpaid interest under the Holdings Subordinated Notes.

                      1.2.34. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                      1.2.35. “Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred or conditional purchase price of property (other than in the ordinary course of such Person’s business), (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (d) all indebtedness of others referred to in clauses (a) through (c) above guaranteed directly or indirectly in any manner by such Person and (e) all indebtedness referred to in clauses (a) through (c) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                      1.2.36. “Intellectual Property” means any: (a) patent or patent application and any continuations, divisionals, continuations-in-part, renewals or reissues of the foregoing; (b) trademark or service mark, together with all registrations and applications relating thereto; (c) copyright or work of authorship together with all registrations and applications relating thereto; (d) tradename or Internet domain name; and (e) confidential information or other trade secrets.

                      1.2.37. “Knowledge” means, with respect to a Person, the actual knowledge of the specified Person. In the case of the Knowledge of the Company, “Knowledge” means the actual knowledge of each of the individuals listed on Schedule 1.2.37.

                      1.2.38. “Legal Requirement” means any federal, state, local, municipal, or foreign constitution, treaty, statute, ordinance, code, rule or regulation, or any Governmental Order, including any rules of any self-regulatory organization, securities exchange or clearinghouse.

                      1.2.39. “Lien” means any mortgage, pledge, lien, security interest, attachment or other similar encumbrance and “Permitted Liens” means (a) statutory liens for Taxes to the extent that the payment thereof is not in arrears or otherwise due, (b) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially impair the continued use of such property in the Business in the manner in which it is currently used, (c) liens to secure landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security regulations, (e) liens in favor of carriers, warehousemen, mechanics, materialmen and other similar Persons, liens to secure claims for labor, materials or supplies and other similar liens, (f) restrictions on transfer of securities imposed by applicable state and federal securities laws, and (g) liens securing Credit Facility Debt.

                      1.2.40. “Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate with all other changes, effects or circumstances, is or is reasonably likely to be, materially adverse to the Business, financial condition or results of operations of the Target Companies, taken as a whole, or that materially and adversely affects the ability of the Company to perform its obligations under this Agreement and consummate the Merger; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) changes in Legal Requirements or interpretations thereof by any Governmental Authority, (b) changes in GAAP, (c) actions or omissions of the Target Companies taken in order to comply with this Agreement or with the consent of the Buyer Parties or actions or omissions of any Buyer Party or its Affiliates, (d) general economic conditions and events or conditions generally affecting the industries in which the Target Companies operate or any financial markets, (e) national or international hostilities, acts of terror or acts of war, and (f) the announcement of this Agreement (including any action or inaction by the customers, suppliers, employees, physicians, payors, consultants or competitors of the Target Companies); provided that in the case set forth in clause (a) the Target Companies are not disproportionately affected by such changes relative to other companies that operate in the same industries in which the Target Companies operate.

                      1.2.41. “Option Holder” means a holder of an Option.

                      1.2.42. “Option Plan” means the AmeriPath Group Holdings, Inc. 2006 Stock Option and Restricted Stock Purchase Plan.

                      1.2.43. “Person” means any individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union or other entity.

                      1.2.44. “SEC” means the Securities and Exchange Commission.

                      1.2.45. “Securities Act” means the Securities Act of 1933, as amended.

                      1.2.46. “Seller Transaction Expenses” means (a) all liabilities incurred by or on behalf of the Target Companies or the Stockholders for fees and expenses of investment bankers, WCAS, attorneys or other advisors in connection with the Transactions or any transactions considered by any Target Company as alternatives to the Merger, in each case, to the extent accrued and owing as of the Effective Time, (b) the AmeriSERP Plan Payoff Amount and (c) all liabilities incurred by WCAS in connection with the agreement with Parent contemplated by Section 6.13, provided that the Company shall provide a good faith estimate of Seller Transaction Expenses to Parent at least three Business Days prior to the Closing Date and give to Parent an opportunity to satisfy itself that such estimate includes all Seller Transaction Expenses.

                      1.2.47. “Senior Subordinated Notes” means the 10.5% Senior Subordinated Notes due 2013 issued by AmeriPath, Inc.

                      1.2.48. “Senior Subordinated Note Amount” means the outstanding principal amount of the Senior Subordinated Notes multiplied by 1.05.

                      1.2.49. “Senior Toggle Notes” means the Senior Unsecured Floating Rate PIK Toggle Notes due 2014 issued by AmeriPath Intermediate Holdings, Inc.

                      1.2.50. “Senior Toggle Note Debt” means the amount necessary to redeem 100% of the outstanding principal amount and any accrued and unpaid interest under the Senior Toggle Notes in accordance with the terms of the indenture governing such notes.

                      1.2.51. “Shares” means the shares of Company Participating Preferred Stock and Company Common Stock.

                      1.2.52. “Specified Cash” means the cash and cash equivalents (other than restricted cash) reflected on the Balance Sheet; provided, that if, as of the Closing Date, (a) the aggregate amount of cash and cash equivalents (other than restricted cash) of the Target Companies is less than the amount of cash and cash equivalents (other than restricted cash) reflected on the Balance Sheet, and (b) the outstanding balance under the revolving credit facility under the Credit Agreement is less than $74,000,000, for purposes of Section 3.1.1(b), the amount of Specified Cash shall be reduced by the amount of the difference referred to in clause (b).

                      1.2.53. “Stockholder” means a holder of Shares.

                      1.2.54. “Subsidiary” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person.

                      1.2.55. “Target Companies” means the Company and its Subsidiaries.

                      1.2.56. “Tax” means any and all taxes, assessments, duties, customs, fees, levies, imposts or similar charges of any kind, including any federal, state, local or foreign income, gross receipts, franchise, withholding, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, severance, stamp, occupation, premium, windfall profit, custom, duty, real property, personal property, capital stock, social security, employment, unemployment, disability, payroll, license, employee or other tax, including all interest, fines, penalties and additions with respect to any of the foregoing.

                      1.2.57. “Tax Return” means any return, report, election, declaration, statement, form or other document relating to any Tax filed with any Governmental Authority or Person, and any schedule or attachment to any of the foregoing or amendment thereto.

                      1.2.58. “WCAS Acquisition Date” means March 27, 2003.

                      1.2.59. “2006 Stockholders Agreement” means that Stockholders Agreement, dated as of January 31, 2006, among the Company, WCAS, and certain other individuals and entities named therein.

                      1.2.60. “2004 Shareholders Agreement” means that Shareholders Agreement, dated as of December 3, 2004, among AmeriPath Holdings, Inc. and the individuals and entities named therein.

          1.3.      Certain Matters of Construction. In addition to the definitions referred to or set forth in this Section 1:

                      1.3.1. The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this

Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                      1.3.2. The words “party” and “parties” shall refer to the Company, Merger Sub and Parent.

                      1.3.3. Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                      1.3.4. The word “including” means including without limitation.

                      1.3.5. Any reference to “$” or “dollars” means United States dollars.

2.        THE MERGER.

          2.1.      The Merger. Subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will thereupon cease. The Company will be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and will continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities and franchises will continue unaffected by the Merger, except as set forth in this Agreement. The Merger will have the effects specified in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger.

          2.2.      Closing. The closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP at 1211 Avenue of the Americas, New York, New York on the third Business Day following the satisfaction or waiver of the conditions set forth in Sections 7 and 8 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place and on such other date as Parent and the Company may agree in writing (such date of Closing, the “Closing Date”).

          2.3.      Effective Time. At the Closing, the Company and Merger Sub will cause a certificate of merger in a form mutually acceptable to Parent and the Company (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other later time as is agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).

          2.4.      Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the provisions thereof and applicable law.

          2.5.      Bylaws. The Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Bylaws of the Surviving Corporation, until duly amended in accordance with the provisions thereof, the Charter of the Surviving Corporation and applicable law.

          2.6.      Officers and Directors. The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time will, from and after the Effective Time, continue as the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws of the Surviving Corporation.

3.       PAYMENT AND CLOSING.

          3.1.      Effect on Capital Stock. At the Effective Time, the Merger will have the following effects on the capital stock of the Company and Merger Sub:

                      3.1.1. For purposes of this Agreement, “Closing Cash Consideration” means, without duplication (a) $2,000,000,000, plus (b) the amount of Specified Cash, less (c) the amount of Credit Facility Debt as of the Closing Date, less (d) the Holdings Subordinated Note Debt as of the Closing Date, less (e) the Senior Subordinated Note Amount as of the Closing Date, less (f) the amount of Senior Toggle Note Debt as of the Closing Date, less (g) the aggregate amount of any other Indebtedness of the Target Companies as of the Closing Date, less (h) the amount of the Seller Transaction Expenses, plus (i) the aggregate exercise price of the Options as to which the holders thereof are entitled to Option Consideration pursuant to Section 3.2.1.

                      3.1.2. Each Share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares of Company Common Stock issued and held in the Company’s treasury) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Company Common Stock Price Per Share payable as hereinafter provided (it being understood that such Shares of Company Common Stock do not include the Conversion Shares or shares of Company Common Stock issuable upon the exercise of Options) (the “Common Stock Merger Consideration”).

                      3.1.3. Each Share of Company Participating Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Shares of Company Participating Preferred Stock issued and held in the Company’s treasury) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Company Participating Preferred Stock Price Per Share payable as hereinafter provided (the “Participating Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”).

                      3.1.4. Each Share issued and then held in the Company’s treasury, will, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and be retired without payment of any consideration therefor and cease to exist.

                      3.1.5. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                      3.1.6. As of the Effective Time, all Shares that are issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any Shares (the “Certificates”) shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration, without interest, payable in respect thereof upon surrender of such Certificate in accordance with Section 3.5. The Merger Consideration paid upon the surrender or exchange of Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares, and, from and after the Effective Time, there shall be no further registration of transfers on the records of the Company of Shares which were outstanding immediately prior to the Effective Time.

          3.2.      Employee Stock Options.

                      3.2.1. The Company will take all necessary actions to ensure that, at the Effective Time, each option to purchase Shares of Company Common Stock (each an “Option” and collectively, the “Options”) issued under the Option Plan that has vested or, in accordance with the terms of Contractual Obligations presently in effect with respect to such Options, will vest in connection with the Transactions (each a “Vested Option” and collectively, the “Vested Options”) shall terminate and be canceled and each holder of a Vested Option shall be entitled to receive, in consideration therefor, a cash payment equal to the product of (a) the excess, if any, of (i) the Company Common Stock Price Per Share over (ii) the exercise price of such Vested Option multiplied by (b) the number of Shares of Company Common Stock covered by such Vested Option (the “Option Consideration”), less any applicable withholding Taxes, payable upon surrender of the certificate formerly representing such Vested Option. As of the Effective Time, all Vested Options shall be deemed exercised and be of no further force and effect and each holder of a Vested Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration with respect to such Vested Options.

                      3.2.2. All Options outstanding at the Effective Time, other than Vested Options, shall be canceled as of the Effective Time and the Option Plan shall be terminated. As of the Effective Time, each canceled Option that has an exercise price that is equal to or less than the Company Common Stock Price Per Share shall be replaced with an option (a “Replacement Option”) to purchase Parent common shares (“Parent Shares”) that will be granted pursuant to the terms of the Parent’s equity compensation plans. Each Replacement Option shall be exercisable for, and represent the right to acquire, that whole number of Parent Shares (rounded down to the nearest whole number of Parent Shares) equal to the number of Shares of Company Common Stock subject to such Option multiplied by a fraction the numerator of which shall be equal to the Company Common Stock Price Per Share and the denominator of which shall be equal to the closing price of Parent Shares on the Business Day prior to the Effective Time (such fraction being hereinafter referred to as the “Exchange Ratio”) and the exercise price per option on Parent Shares shall be the amount equal to the exercise price per share subject to such Option divided by the Exchange Ratio (rounded upward to the nearest full cent). Except as provided in this and the preceding sentence, the terms of any Replacement Option shall have substantially the same terms as the corresponding cancelled Option, including the existing vesting schedule and the provisions providing for the acceleration of vesting. No Replacement Options shall be granted in respect of Options that have an exercise price that exceeds the Company Common Stock Price Per Share.

                      3.2.3. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Replacement Option an appropriate notice setting forth such holder’s rights pursuant thereto. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery upon exercise of Replacement Options pursuant to the terms set forth in this Section 3.2. As soon as practicable, but in no event later than thirty (30) days, after the Effective Time, the Parent Shares subject to options shall be covered by an effective registration statement on Form S-8 (or any successor form) or another appropriate form.

          3.3.      Withholding. Parent, the Surviving Corporation, the Paying Agent and the Payroll Agent shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 3 to any holder of Shares of Company Common Stock or Vested Options such amounts as may be required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Legal Requirement, and Parent and the Surviving Corporation shall be responsible for making any required filings with and payments to Tax authorities relating to any such deduction or withholding. To the extent that amounts are so deducted and withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares of Company Common Stock or Vested Options in respect of which such deduction and withholding was made. In order to avoid the imposition of U.S. backup withholding tax, the Company will use commercially reasonable efforts to cause any Equityholder that is not exempt from U.S. back-up withholding tax to provide Parent with an IRS Form W-8 or W-9, as applicable, and it is understood that the failure of any such Equityholder to provide such form prior to the payment of any amounts to such Equityholder pursuant to this Section 3 may result in the application of U.S. back-up withholding to such payments. The Company and Parent shall cooperate to avoid the imposition of U.S. withholding tax under Section 1445 of the Code, including, if practicable, through the Company's delivery to Parent, on or prior to the Closing Date, of a certificate, in accordance with the Treasury Regulations under such Section 1445, that the Company is not a "United States real property holding corporation" within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

          3.4.      Payments at Closing. At the Closing (or such other time as specified below), the Buyer Parties will pay by wire transfer of immediately available funds the following amounts:

                      3.4.1. to such account or accounts as the Company specifies to the Buyer Parties, the aggregate amount required to pay and satisfy in full all Credit Facility Debt;

                      3.4.2. to such account or accounts as the Company specifies to the Buyer Parties, the aggregate amount required to pay and satisfy in full all Holdings Subordinated Note Debt;

                      3.4.3. to the Paying Agent, the aggregate Common Stock Merger Consideration owed to each holder of Company Common Stock entitled to payment pursuant to Section 3.1.2;

                      3.4.4. to the Paying Agent, the aggregate Participating Preferred Stock Merger Consideration owed to each holder of Company Participating Preferred Stock entitled to payment pursuant to Section 3.1.3;

                      3.4.5. to the Company’s payroll agent (the “Payroll Agent”), the aggregate Option Consideration payable in respect of Vested Options pursuant to Section 3.2.1; and

                      3.4.6. to such account or accounts as the Company specifies to the Buyer Parties in writing at least one Business Day prior to the Closing (or such later time as agreed to by the parties), an amount sufficient to pay the Seller Transaction Expenses.

          3.5.      Payments to Stockholders.

                      3.5.1. Paying Agent. Prior to the Effective Time, Parent will select a bank or trust company in the United States, reasonably acceptable to the Company, to act as paying agent (the “Paying Agent”) for the payment to the Stockholders upon surrender of certificates formerly representing Shares. Not later than three Business Days prior to the Closing, the Company will furnish to the Buyer Parties and the Paying Agent a certificate (the “Closing Payment Certificate”), signed by the Company which sets forth each party entitled to a payment pursuant to Section 3.4 and the amount due in respect thereof. Pursuant to Sections 3.4.3 and 3.4.4, the Buyer Parties shall provide to the Paying Agent at the Effective Time cash necessary to pay for the Shares (such cash being herein referred to as the “Payment Fund”). The Payment Fund will not be used for any purpose except as expressly provided in this Agreement. The Paying Agent will invest the Payment Fund, as directed by the Surviving Corporation on a daily basis, provided such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated A-1 or P-1 by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group, respectively, or certificates of deposit issued by a commercial bank having at least $25,000,000,000 in assets.

                      3.5.2. Payment Procedures for Shares. Promptly after the Effective Time and in any event within five Business Days thereof, to the extent any applicable Stockholder was not previously paid pursuant to Section 3.5.6, the Surviving Corporation or Parent will cause the Paying Agent to mail to each holder of record of one or more Certificates, (a) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Paying Agent, will contain provisions consistent with this Section 3.5.2 and will be in such form and have such other provisions as the Buyer Parties may reasonably specify), and (b) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Payment Fund. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor the amount of cash into which the Shares previously represented by such Certificate were converted pursuant to Section 3.1, as set forth on the Closing Payment Certificate, and the Certificate so surrendered will immediately thereafter be cancelled. If any holder of Shares is unable to surrender such holder’s Certificates because such Certificates have been lost, mutilated or destroyed, such holder shall deliver in lieu thereof an affidavit in form and substance reasonably satisfactory to the Surviving Corporation, and, if required by the Surviving Corporation, post a bond in such amount as may be directed by the Surviving Corporation as indemnity against any claim that may be made in respect of such Certificate.

                      3.5.3. No Further Transfers of Shares or Exercises of Options. After the Effective Time there will be no further registration on the stock transfer books of the Surviving Corporation of (a) transfers of Shares or (b) the exercise of Options that were outstanding immediately prior to the Effective Time.

                      3.5.4. Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the Stockholders six months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any Stockholder who has not previously complied with this Section 3 will thereafter look only to the Surviving Corporation for payment of its claim for the Merger Consideration, without interest.

                      3.5.5. No Liability. None of the Buyer Parties, the Company, the Surviving Corporation or the Paying Agent, nor any of their respective officers, directors, employees, agents or counsel, will be liable to any Person in respect of any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

                      3.5.6. Payments at Closing. Notwithstanding anything to the contrary contained in this Section 3.5, the Buyer Parties will cause the (a) Paying Agent to pay, immediately following the Effective Time (or as soon thereafter on the Closing Date as is practicable), to each Stockholder by wire transfer of immediately available funds the portion of the Payment Fund (less any applicable withholding Taxes) payable pursuant to Section 3.5.2 to such Stockholder if such Stockholder has delivered to the Paying Agent properly executed letters of transmittal (in the form required by this Section 3.5), wire transfer instructions and the Certificates evidencing such Shares of such Stockholder, together with such other documents as may reasonably be required by the Buyer Parties or the Paying Agent and (b) Payroll Agent to pay, immediately following the Effective Time (or as soon thereafter on the Closing Date as is practicable), to each Option Holder by wire transfer of immediately available funds the portion of the Option Consideration (less any applicable withholding Taxes) payable pursuant to Section 3.2.1 to such Option Holder. No later than five (5) Business Days prior to the anticipated Closing Date, the Buyer Parties will deliver to the Company a sufficient number of copies of an acceptable form of letter of transmittal and such other documents required by the Paying Agent or the Buyer Parties so as to permit each Stockholder to exercise its right to payment immediately after the Effective Time as provided in this Section 3.5.6, and the Company will use its reasonable best efforts to deliver such materials, or otherwise make such materials available to, each Stockholder as promptly as reasonably practicable.

4.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Merger Sub that:

          4.1.      Organization, Power, Standing and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to execute, deliver and perform this

Agreement, to own its property, to carry on the Business and, subject to the receipt of the approval of the Merger by the Stockholders, to consummate the Merger and the other transactions contemplated hereby (collectively, the “Transactions”). The Company is duly qualified or licensed to do business as a foreign corporation, and is in good standing as such, in each jurisdiction, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect. This Agreement has been duly executed and delivered by the Company, and, other than the approval of the Merger by the Stockholders, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). No state takeover statute is applicable to the Merger or the other Transactions.

          4.2.      Capitalization and Subsidiaries.

                      4.2.1. The entire authorized capital stock of the Company consists of 220,000,000 Shares divided into 120,000,000 shares of Company Common Stock and 100,000,000 shares of Company Participating Preferred Stock. As of the date of this Agreement, 80,717,459 shares of Company Common Stock and 89,686,109 shares of Company Participating Preferred Stock are issued and outstanding, 8,968,611 shares of Company Common Stock are reserved for issuance as Conversion Shares, 11,962,610 shares of Company Common Stock are issuable upon exercise of issued and outstanding Options, no Shares are held in the treasury of the Company, and no Shares are held by any Subsidiary of the Company. The issued and outstanding Shares are duly authorized, validly issued and are fully paid and nonassessable. As of the date of this Agreement, the issued and outstanding Shares are held of record by the Stockholders as set forth on Schedule 4.2 and the issued and outstanding Options are held as set forth on Schedule 4.2 (which Schedule sets forth the amount of Options which are vested as of the date hereof (including any unvested portion which by its terms becomes vested as a result of the consummation of the Transactions) and the exercise price of each such Option).

                      4.2.2. Except for the Options or as set forth on Schedule 4.2, there is no Contractual Obligation pursuant to which any Target Company has granted any option, warrant or other right of any Person to acquire, or pursuant to which any Target Company is obligated to issue or sell, any Shares or any other securities of, or equity interests in, any Target Company. Except as set forth on Schedule 4.2, there are no Contractual Obligations of any Target Company to repurchase, redeem or otherwise acquire any Shares or any other securities of, or equity interest in, any Target Company.

                      4.2.3. Except as set forth on Schedule 4.2, there are no voting trusts, shareholder agreements, commitments, undertakings, understandings, proxies or other restrictions to which the Company is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Shares.

                      4.2.4. Schedule 4.2 sets forth a true and complete list of the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary listed on Schedule 4.2 is a corporation or other entity duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, has the corporate, limited liability company or equivalent power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business as currently conducted. Except as set forth in Schedule 4.2, (a) each Subsidiary listed on Schedule 4.2 is wholly-owned by the Company (either directly or indirectly by way of ownership through another Subsidiary listed on Schedule 4.2) free and clear of Liens and any Contractual Obligation of any Target Company or other limitation on the Target Companies’ rights with respect thereto, (b) each outstanding shares of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, and (c) the Company does not directly or indirectly own any equity or similar interest in, any other corporation, partnership, joint venture or other business association or entity. No Target Company is in violation of any of the provisions of its organizational documents.

                      4.2.5. None of the Company, AmeriPath Intermediate Holdings, Inc. or AmeriPath Holdings, Inc. conducts or has conducted any business operations since its date of formation, and none of them has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations with respect to the Credit Agreement, the Senior Toggle Notes, the Holdings Subordinated Notes and the Company Participating Preferred Stock.

          4.3.      Financial Statements, SEC Filings etc.

                      4.3.1. The Company has caused AmeriPath, Inc. (“AmeriPath”) to file or otherwise transmit, and AmeriPath has filed or otherwise transmitted, all forms, reports, statements, schedules, registration statements and other documents required to be filed by AmeriPath with the SEC since the WCAS Acquisition Date (such forms, reports, statements, schedules, registration statements and other documents being collectively, the “SEC Reports”). Each SEC Report (a) at the time it was filed or, if amended, as of the date of such amendment, complied in all material respects and was prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, each in effect on the date so filed, and (b) did not, at the time it was filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No other Target Company is required to file any form, report or other document with the SEC.

                      4.3.2. Each of the consolidated financial statements (including, in each case, any notes thereto) of AmeriPath and its Subsidiaries contained in the SEC Reports (collectively, the “Financial Statements”), were prepared in accordance with GAAP, applied on a consistent basis throughout the periods indicated (except as may be indicated in such statements or the notes thereto), and each presents fairly, in all material respects, the consolidated financial position and results of operations of AmeriPath and its Subsidiaries for the periods specified therein, subject in the case of the interim financials to an absence of notes.

                      4.3.3. Except as and to the extent set forth on the Financial Statements, AmeriPath and its Subsidiaries have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) that is required by GAAP to be set forth in a consolidated balance sheet of the Company or disclosed in the notes thereto, except for liabilities and obligations (a) incurred in the ordinary course of business consistent with past practice since December 31, 2006, or (b) that would not have a Material Adverse Effect.

                      4.3.4. Schedule 4.3.4 lists all “management letters” and other similar letters relating to the Target Companies’ internal controls and accounting practices that have been received by the Company from its independent accountants since January 1, 2005 (the “Management Letters”). True and complete copies of all Management Letters have been made available to Parent.

          4.4.      Title to Assets. The Target Companies have good title to or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, whether tangible or intangible or real or personal and mixed, used or held for use in the Business (collectively, the “Assets”), except for Assets which have been sold or otherwise disposed of since December 31, 2006 or where failure to have such title or interests would not materially interfere with the current use of the subject property. The Assets are not subject to any Lien other than Permitted Liens or Liens described on Schedule 4.4.

          4.5.      Licenses, Permits, Compliance with Laws, etc.

                      4.5.1. The Target Companies, the Company Managed Practices and all physicians employed or contracted by them, hold, and are in compliance with, all licenses, permits, exemptions, orders, consents, approvals, franchises and other authorizations under any Legal Requirement necessary for the conduct of the Business and for the ownership or leasehold of their respective properties, except where the failure to hold or be in compliance with any of the foregoing would not have a Material Adverse Effect.

                      4.5.2. No Target Company, Company Managed Practice or, to the Knowledge of the Company, any current contracted or employed physician or other current employee of any of them has been convicted of a health care related criminal offense, or been excluded or suspended from participation in Medicare, Medicaid or any federal or state health program.

                      4.5.3. To the Knowledge of the Company, the Target Companies and Company Managed Practices are in material compliance with all Legal Requirements.

                      4.5.4. Except as set forth on Schedule 4.5, none of the Target Companies or Company Managed Practices has, since the WCAS Acquisition Date (or, if later than such date, in the case of a Subsidiary, from the date such entity became a Subsidiary), received written notice from any Governmental Authority that it has been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such entity, other than routine audits or inquiries and other than those that would not have a Material Adverse Effect.

          4.6.      Non-Contravention, etc. Neither the execution and delivery of this Agreement nor the consummation by the Company of the Transactions does or will constitute, result in or give rise to (a) a breach of or a default or violation under any provision of the Charter or Bylaws of any Target Company; (b) except as set forth on Schedule 4.6 or as would not reasonably be expected to have a Material Adverse Effect, conflict with or violate any Legal Requirement applicable to any Target Company or by which any property or asset of any Target Company is bound or affected, or (c) except as would not have a Material Adverse Effect, (i) a breach or violation under any provision or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, or cancellation, of any Contract of a Target Company, (ii) the acceleration of the time for performance of any obligation under any such Contract, (iii) the creation or imposition of any Lien upon or the forfeiture of any property or asset of a Target Company (including, for such purposes, any such asset held under a lease or license) under any such Contract or (iv) a requirement that any consent under, or waiver of, any such Contract be obtained.

          4.7.      Real Property. Schedule 4.7 sets forth a list of the real property owned, leased or subleased by the Target Companies. The applicable Target Company has good and marketable title to the owned real property listed on Schedule 4.7, free and clear of all Liens, other than Permitted Liens. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of each such lease and sublease, including all modifications and amendments thereto and any assignments and guaranties thereof (the “Lease Documents”), and none of the Lease Documents has been modified in any material respect. With respect to the property leased under each real property lease listed on Schedule 4.7, the applicable Target Company is in occupancy of such property pursuant to and in compliance with the terms of the lease governing such interest except where failure to comply with such terms would not reasonably be expected to have a Material Adverse Effect. The Target Companies pay an amount of rent equivalent to fair market value for all real property leased from a physician or other source of referrals to the Business.

          4.8.      Litigation, etc. Except as set forth on Schedule 4.8, (a) there is no Action pending, or, to the Knowledge of the Company, threatened against any Target Company or Company Managed Practice, except for any Action that would not have a Material Adverse Effect and (b) no Target Company or Company Managed Practice is subject to any Governmental Order that would have a Material Adverse Effect.

          4.9.      Intellectual Property Rights.

                      4.9.1. Schedule 4.9 lists all material Intellectual Property owned by a Target Company that are: (i) patents and patent applications; (ii) trademark registrations and trademark applications; (iii) copyright registrations and copyright applications; (iv) Internet domain registrations; or (v) proprietary Software systems.

                      4.9.2. Schedule 4.9 lists all material Intellectual Property not owned which is licensed by a Target Company for use in the Business, other than commercially available computer software programs licensed under “shrink wrap” or other comparable standard form licenses, (collectively, the “Licenses”). Except for such exceptions as have not had and would not reasonably be expected to have a Material Adverse Effect, with respect to each License, no

Target Company nor, to the Knowledge of the Company, any other party thereto, is in breach or default thereof.

                      4.9.3. The Target Companies own, or have a valid right to use, all Intellectual Property material to the operation of the Business as currently conducted.

                      4.9.4. Except as disclosed on Schedule 4.9 or as would not reasonably be expected to have a Material Adverse Effect, (a) the operation of the Business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (b) no Target Company has received a written notice that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property rights of any third party, and there is no Action pending or, to the Knowledge of the Company, threatened that alleges the same, and (c) to the Knowledge of the Company, the Intellectual Property owned by the Company is valid and enforceable, has not been adjudged invalid or unenforceable in whole or in part, and is not being infringed, misappropriated or otherwise violated by any third party.

                      4.9.5. Except as disclosed on Schedule 4.9 or as would not reasonably be expected to have a Material Adverse Effect, the use and dissemination by the Company of data concerning consumers of its services is in compliance with all applicable privacy policies, terms of use, and laws.

          4.10.    Contracts, etc.

                      4.10.1. Set forth on Schedule 4.10 hereto is a true and complete list of all of the following Contractual Obligations of the Target Companies (collectively, the “Contracts”) as of the date hereof:

                      4.10.1.1. all Contractual Obligations involving collective bargaining agreements and other labor agreements and all material written employment or consulting agreements;

                      4.10.1.2. all Contractual Obligations under which a Target Company is or may become obligated to pay any brokerage, finder’s or similar fees or expenses in connection with this Agreement or consummation of the Transactions;

                      4.10.1.3. all Contractual Obligations to sell or otherwise dispose of any property or assets having a fair market value in excess of $1,000,000, other than in the ordinary course of business consistent with past practice;

                      4.10.1.4. all Contractual Obligations with or for the benefit of any Stockholder or any Affiliate of any Stockholder;

                      4.10.1.5. all Contractual Obligations relating to a partnership or joint venture;

                      4.10.1.6. all Contractual Obligations (a) under which the Target Companies have any liability or obligation for, or relating to, any Indebtedness in excess of $1,000,000;

                      4.10.1.7. all Contractual Obligations under which the Target Companies are or may become obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (a) acquisition or disposition of the assets constituting a line of business or securities of any Person, (b) merger, consolidation or other business combination, or (c) series or group of related transactions or events of a type specified in subclauses (a) and (b);

                      4.10.1.8. all Contractual Obligations for the sale or purchase of products or provision of services by or to a Target Company that involve products or services which provide for payments in excess of $1,000,000 in any year;

                      4.10.1.9. all Contractual Obligations (such as nominee agreements or management agreements) with any Subsidiary that is not wholly owned by the Company or another wholly owned Company Subsidiary;

                      4.10.1.10. all Contractual Obligations that (a) limit or purport to limit the ability of any Target Company or, to the Company’s Knowledge, any key executives of any Target Company, to compete in any line of business or with any person or in any geographic area or during any period of time (except with respect to the use of information pursuant to any confidentiality or non-disclosure agreement), (b) require any Target Company to use any supplier or third party for all or substantially all of such Target Company’s requirements or needs or contain minimum volume requirements, (c) limit or purport to limit the ability of any Target Company to solicit any customers or clients of the other parties thereto, (d) require any Target Company to provide to the other parties thereto “most favored nations” pricing, (e) would on their face have the effect of superseding the price terms of any Person acquiring the Target Companies, or (f) any “take-or-pay” contract or other similar agreement or arrangement requiring any Target Company to make a minimum payment for goods or services from third party suppliers irrespective of usage;

                      4.10.1.11. all Contractual Obligations that will require any payments as a result of the Transactions; and

                      4.10.1.12. all other Contractual Obligations that are material to the Business.

                      4.10.2. Except as set forth on Schedule 4.10 hereto and except as would not have a Material Adverse Effect, each Contract is the legal, valid and binding obligation of the applicable Target Company, and, to the Company’s Knowledge, the other parties thereto, enforceable against such Target Company and other parties in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity). Except as set forth on Schedule 4.10 hereto, no breach or default by the applicable Target Company under any Contract, or, to the Knowledge of the Company by any other Person under any Contract, has occurred and is continuing, and no event has occurred which with notice or lapse of time would constitute such a breach or default, other than such breaches and defaults as have not had and would not have a Material Adverse Effect. The

Company has furnished or made available to Parent a true, complete and correct copy of all written Contracts, together with all amendments, waivers or other changes thereto, and has given a written description of all oral contracts included in the Contracts.

          4.11.    Change in Condition. Except as set forth on Schedule 4.11, from and after December 31, 2006 to and including the date hereof, the Company has conducted the Business only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 4.11, since December 31, 2006 to and including the date hereof, no Target Company has:

                      4.11.1. entered into any transaction with any Stockholder or any Affiliate of any Stockholder (other than another Target Company);

                      4.11.2. (a) sold, leased to others or otherwise disposed of any of its material assets or (b) entered into any Contractual Obligation relating to (i) the purchase of assets for an amount greater than $1,000,000, individually or in the aggregate, or (ii) any merger, consolidation or other business combination;

                      4.11.3. made any changes in the rate of Compensation of any director, officer or key employee of the Company, except for changes in the ordinary course of business that have been described in writing to Parent;

                      4.11.4. made any change in its customary methods of accounting or accounting practices, other than changes required by GAAP or Governmental Authorities;

                      4.11.5. (a) settled or compromised any material Tax liability, (b) filed any amended Tax Return involving a material amount of additional Taxes, or (c) entered into any closing agreement relating to a material amount of Taxes;

                      4.11.6. suffered or incurred any Material Adverse Effect; or

                      4.11.7. entered into any Contractual Obligation to do any of the things referred to in clauses 4.11.1 through 4.11.6 above.

          4.12.    Insurance. Set forth on Schedule 4.12 is a list of all liability (including public liability, products liability and automobile liability), workers’ compensation, property, casualty, directors and officers, errors and omissions and other policies which the Target Companies currently maintain. Except to the extent as would not have a Material Adverse Effect, since the WCAS Acquisition Date, all premiums for such policies have been timely paid, such policies as are listed as being in effect are in full force and effect and, to the Knowledge of the Company, there has been no threatened termination of any such policy.

          4.13.    Tax Matters. Except as set forth on Schedule 4.13:

                      4.13.1. since the WCAS Acquisition Date, all material Tax Returns that have been required to have been filed by or with respect to the Target Companies have been duly and timely filed and such Tax Returns are correct and complete in all material respects. No written claim has been made by any taxing authority in a jurisdiction where any of the Target

Companies do not file Tax Returns that the relevant Target Company is or may be subject to taxation by that jurisdiction;

                      4.13.2. all material Taxes shown as due and payable on a Tax Return referred to in Section 4.13.1 owed by any of the Target Companies have been paid or accrued in full on the Financial Statements;

                      4.13.3. no Tax Return referred to in Section 4.13.1 (for a period with respect to which the statute of limitations period has not expired) has been the subject of examination or audit by the Internal Revenue Service (“IRS”) or the appropriate state, local or foreign taxing authority;

                      4.13.4. no outstanding deficiencies have been asserted in writing or assessments made in writing as a result of any examinations of the Tax Returns referred to in Section 4.13.1 by the IRS and/or a state, local or foreign taxing authority;

                      4.13.5. there is no Action, audit, claim, deficiency or assessment pending (or, to the Knowledge of the Company, threatened) with respect to any Taxes of any of the Target Companies, and there are no Liens on any of the assets of the Target Companies for the non-payment of Taxes that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens;

                      4.13.6. no waivers of statutes of limitations (other than waivers no longer in force) have been given or requested in writing by or with respect to any Taxes of any of the Target Companies, and no such entity is currently a party to any agreement with a Governmental Authority extending the time with respect to a Tax assessment or deficiency;

                      4.13.7. none of the Target Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502 -6 (or any similar provision of state, local, or foreign law), other than by reason of a Target Company being included in the consolidated group of which the Company is the parent;

                      4.13.8. the Company and the Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the payment of withholding Taxes and have, within the time and in the manner prescribed by applicable Legal Requirement, withheld from and paid over to the proper Governmental Authority all withholding Taxes required to be so withheld and paid;

                      4.13.9. since January 1, 2005, no Target Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code;

                      4.13.10. no Target Company will be required to include any amounts in income that are material in the aggregate or exclude items of deduction that are material in the aggregate in a taxable period beginning after the Closing Date as a result of (i) a change in method of accounting occurring prior to the Closing Date, (ii) an open transaction arising in a taxable period ending on or before the Closing Date, (iii) any prepaid amount received on or prior to the Closing Date or (iv) any agreement with a tax authority executed prior to Closing;

                      4.13.11. no Target Company organized under U.S. law has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011 -4(b)(1), and the Company Participating Preferred Stock is “common stock” for purposes of Sections 305 and 306 of the Code; and

                      4.13.12. The Target Companies have made available to Parent true and correct copies of all material Tax Returns requested by Parent, including, without limitation, the United States federal income Tax Returns filed by the Target Companies for the taxable years ended December 31, 2005, 2004 and 2003.

          4.14.    Employee Benefit Plans.

                      4.14.1. Disclosure. Set forth on Schedule 4.14 is a list of all material Employee Plans. The Company has furnished a (i) true and complete copy of each Employee Plan, and (ii) summary plan description for each Employee Plan for which a summary plan description is required.

                      4.14.2. No Defined Benefit Pension Plans. Except as set forth on Schedule 4.14, none of the Target Companies nor any corporation, trust, partnership or other entity that would be considered as a single employer with the Company under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code sponsors, maintains or contributes, or in the past five years has maintained or been required to contribute to any pension plan (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA.

                      4.14.3. Compliance. Except as set forth on Schedule 4.14, (a) each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification, (b) each Employee Plan, including any associated trust or fund, has been administered in material compliance with its terms and applicable Legal Requirements and (c) nothing has occurred with respect to any Employee Plan that has subjected or could subject the Target Companies to a material direct, indirect or contingent liability under Title IV of ERISA or Chapter 43 of Subtitle D of the Code. Each Option to the extent not vested as of December 31, 2004, has been granted with an exercise price, however determined, that as of the date of grant of such Option was no lower than “fair market value” of the underlying stock determined in good faith and in a manner consistent with the rules, including transition rules, under Section 409A of the Code.

                      4.14.4. All Contributions and Claims and Premiums Paid. Except as set forth in Schedule 4.14, (a) all required contributions, assessments and premium payments required to be made by the Company on account of each Employee Plan have been made or accrued and (b) there are no existing (or, to the Knowledge of the Company, threatened) Actions, claims or other controversies relating to an Employee Plan, other than routine claims for information or benefits in the normal course.

                      4.14.5. Retiree Benefits; Certain Welfare Plans. Other than as required under Section 601 et seq. of ERISA, except as set forth in Schedule 4.14, no Employee Plan that is a Welfare Plan provides benefits or coverage following retirement or other termination of employment.

          4.15.    Environmental Matters. Except as set forth on Schedule 4.15 and as would not have a Material Adverse Effect, (a) there is no Action pending or, to the Knowledge of the Company, threatened against any Target Company and none of the Target Companies has received written notice of liability or is aware of any facts or circumstances reasonably likely to result in a written notice of liability, in respect of (i) noncompliance by any such entity with any Environmental Law or (ii) any release into the environment of any Hazardous Substance, (b) there has been no release or threatened release of Hazardous Substances by any Target Company that requires remediation under applicable Environmental Law or, to the Knowledge of the Company, on, upon, into or from any site currently or formerly owned, leased or otherwise used by the Target Companies, and (c) the Target Companies are in compliance with applicable Environmental Law, have all permits, licenses and other authorizations required under any Environmental Law, and are in compliance therewith.

          4.16.    Labor Relations. None of the employees of the Target Companies are represented by a labor union, and, to the Knowledge of the Company, no petition, or proceeding instituted by any employee or group of employees with any labor relations board or commission seeking recognition of a collective bargaining representative, is pending, or to the Knowledge of the Company, threatened. Except as set forth on Schedule 4.16, to the Knowledge of the Company, (a) there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of the Target Companies, and (b) there is no demand for recognition of any employees of the Target Companies by or on behalf of any labor organization, nor is any such demand pending. There is no pending or, to the Knowledge of the Company, threatened lawsuit, employee strike, work stoppage or material labor dispute with respect to any employees of the Target Companies except as would not reasonably be likely to result in material liability to the Company. The Target Companies are currently in compliance in all material respects with all applicable Legal Requirements relating to the employment of labor, including those relating to wages, hours, worker classification, payment and withholding of taxes, the Fair Labor Standards Act of 1938, as amended, and Executive Order 11246.

          4.17.    Brokers, etc. Except as set forth on Schedule 4.17, no broker, finder, investment bank or similar agent is entitled to any brokerage or finder’s fee in connection with the Transactions based upon agreements or arrangements made by or on behalf of the Company or any of its Affiliates.

          4.18.    No Governmental Consent or Approval Required. No authorization, consent, approval, permit, waiver, registration, qualification, recording or other order of, declaration to, or filing with, any Governmental Authority by or on behalf of a Target Company is required for or in connection with the authorization, execution, delivery and performance by the Company of its obligations under this Agreement, except (a) as disclosed on Schedule 4.18, (b) for filings required by the HSR Act or (c) where the failure to obtain such authorizations, consents, permits, waivers, registrations, qualifications, recordings, declarations, or orders or to make such filings would not have a Material Adverse Effect.

          4.19.    Guarantee by the Company Subsidiaries. Except as set forth in Schedule 4.19, none of the Company Subsidiaries is prevented or prohibited by its Charter, Bylaws or other equivalent organizational documents or any Contract, from guaranteeing all or any part of any Indebtedness of Parent or any Parent Subsidiary after the Closing.

5.       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB. Parent and Merger Sub jointly and severally represent and warrant that:

          5.1.      Corporate Matters, etc.

                      5.1.1. Organization, Power and Standing. Such Buyer Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to execute, deliver and perform this Agreement.

                      5.1.2. Authorization. Such Buyer Party has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and, subject to the receipt of approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement by such Buyer Party and the consummation by such Buyer Party of the Transactions have been duly and validly authorized by all necessary corporate action, and, subject to the receipt of approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub, no other corporate proceedings on the part of such Buyer Party are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL).

                      5.1.3. Enforceability. This Agreement has been duly executed and delivered by such Buyer Party and, assuming the due authorization, execution and delivery by the other parties hereto, is the legal, valid and binding obligation of such Buyer Party, enforceable against such Buyer Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).

                      5.1.4. Non-Contravention, etc. (a) Neither the execution and delivery of this Agreement by such Buyer Party nor the consummation by such Buyer Party of the Transactions does and will constitute or give rise to (a) a breach of or a default or violation under the Charter or Bylaws, each as amended to date, of such Buyer Party; (b) conflict with or violate any Legal Requirement applicable to such Buyer Party or by which any property or asset of such Buyer Party is bound or affected, or (c) (i) a breach or violation under any provision or constitute a default (or an event which, with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment or cancellation of any material Contractual Obligation of such Buyer Party, (ii) the acceleration of the time for performance of any obligation under any such Contractual Obligation, (iii) the creation or imposition of any Lien upon or the forfeiture of any property or asset of such Buyer Party (including, for purposes, any such asset held under a lease or license) under such Contractual Obligation, except in the case of clause (b) or (c) where such breaches, defaults or violations would not materially and adversely affect such Buyer Party’s ability to consummate the Transactions in accordance with the terms and conditions of this Agreement and would not prevent or materially delay such Buyer Party from performing in all material respects any of its other obligations under this Agreement.

                      (b)      No authorization, consent, approval, permit, waiver, registration, qualification, recording or other order of, declaration to or filing with, any Governmental

Authority by or on behalf of such Buyer Party is required for or in connection with the authorization, execution, delivery and performance by such Buyer Party of its obligations under this Agreement, except (a) for filing required by the HSR Act or (b) where failure to obtain such authorizations, consents, approvals, permits, waivers, registrations, qualifications, recordings, declarations or orders or to make such filings would not materially and adversely affect such Buyer Party’s ability to consummate the Transactions in accordance with the terms and conditions of this Agreement and would not prevent or materially delay such Buyer Party from performing in all material respects any of its other obligations under this Agreement.

          5.2.      Adequate Funds; Financing. Parent has provided to the Company complete and correct copies of the commitment letter (the “Commitment Letter”) from Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) for the debt financing to be used in connection with the transactions contemplated hereby (the “Financing”). The amount of the Financing, together with the cash available to Parent and its Subsidiaries, will provide sufficient funds necessary to consummate the Transactions. As of the date hereof, the Commitment Letter is in full force and effect. The Financing is not subject to any contingency or condition other than those contingencies and conditions specifically set forth in the Commitment Letter. The Buyer Parties acknowledge that, if the Financing (or any alternative financing) has not been obtained, the Buyer Parties shall continue to be obligated to consummate the Transactions on the terms and subject to the conditions contemplated by this Agreement.

          5.3.      Litigation. There is no Action pending or, to the Knowledge of the Buyer Parties, threatened against any Buyer Party or any of its Affiliates which (a) has had or would reasonably be expected to have a material adverse effect on the ability of such Buyer Party to perform its obligations under this Agreement or (b) seeks to materially delay or prevent the consummation of the Merger or any of the Transactions.

          5.4.      Brokers, etc. No broker, finder, investment bank or similar agent (other than Morgan Stanley) is entitled to any brokerage or finder’s fee in connection with the Transactions based upon agreements or arrangements made by or on behalf of any Buyer Party or any of its Affiliates.

          5.5.      Investigation; No Additional Representations; No Reliance, etc. Each Buyer Party acknowledges that none of the Company, any Equityholder or any of their respective Affiliates have made and shall not be deemed to have made, nor has such Buyer Party relied on, any representation, warranty, covenant or agreement, express or implied, with respect to the Target Companies, the Business or the Transactions, other than those explicitly set forth herein. Each Buyer Party covenants, acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Target Companies, (b) has been furnished with or given adequate access to such information about the Business and the Target Companies as it has requested, (c) to the extent it has deemed appropriate, has addressed in this Agreement any matters arising out of its investigation and the information provided to it, and (d) will not assert any claim against the Equityholders or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing (other than any Target Company), or hold the Equityholders or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished or to be furnished by the Target Companies, the Equityholders, or such Persons concerning the Business, the Target Companies, this Agreement or the transactions contemplated hereby; provided, that this Section 5.5(d) shall not preclude the Buyer Parties from asserting claims for fraud against the Equityholders or any of their respective general partners, directors or officers; provided, further, that any party who prevails in any such action for fraud brought by the Buyer Parties pursuant to the preceding proviso shall be entitled to recover from the losing party or parties his, her or its expenses incurred in connection therewith, including his, her or its fees and disbursements of counsel and experts.

6.       CERTAIN AGREEMENTS OF THE PARTIES.

          6.1.      Access to Premises and Information. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 10 or the Closing Date, except as prohibited by applicable Legal Requirements, upon reasonable notice to the Company and subject to supervision by the Company or its agents and to the restrictions contained in confidentiality agreements to which the Target Companies are subject, the Company will, and will cause its Subsidiaries to, permit the Buyer Parties and their authorized representatives to have reasonable access during normal operating hours to the records and books of account of the Target Companies (the “Records”) in possession of the Target Companies and to the premises of the Target Companies during normal business hours (and in a manner that is not disruptive to the ordinary course operations of the Target Companies) that relate in any manner to the conduct or operations of the Target Companies on or prior to the Closing Date.

          6.2.      Operation of Business, Related Matters. From the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 10 or the Closing Date, unless the Buyer Parties shall otherwise agree in writing and except as otherwise permitted or required by this Agreement, the Company will conduct the Business in the ordinary course of business and in all material respects in a manner consistent with past practice and use reasonable commercial efforts to maintain the value of the Business as a going concern, to preserve substantially intact the business organizations of the Target Companies, to keep available the services of the current officers, employees and consultants of the Target Companies, and to preserve the current relationships of the Target Companies with customers, suppliers, and other Persons with which any Target Company has significant business relations. By way of amplification and not limitation, except as set forth in Schedule 6.2, from the date hereof through the earlier of the date this Agreement is terminated pursuant to Section 10 or the Closing Date, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Buyer Parties, which will not be unreasonably withheld or delayed:

                      6.2.1. enter into any transactions with any Stockholder or any Affiliate thereof (other than another Target Company), other than as contemplated by this Agreement and transactions in the ordinary course of business between a Target Company and any physicians;

                      6.2.2. make any changes in the rate of Compensation of any director, officer or key employee of the Company except for changes in Compensation of employees of any Target Company whose annual compensation is $150,000 or less in the ordinary course of business consistent with past practices;

                      6.2.3. amend the Charter or Bylaws of any Target Company;

                      6.2.4. reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any capital stock or other securities of any Target Company;

                      6.2.5. authorize, declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of capital stock of any Target Company, except for dividends by any direct or wholly owned Subsidiary to the Company or any other Subsidiary;

                      6.2.6. issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of capital stock of any Target Company, or any Options or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of any Target Company (except for the issuance of shares of Company Common Stock upon exercise of outstanding Options)

                      6.2.7. (a) sell, lease to others, pledge, dispose of, or otherwise encumber, any assets of any Target Company (other than Permitted Liens), other than immaterial assets in the ordinary course of business in a manner consistent with past practice, or (b) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets;

                      6.2.8. prepay any Indebtedness;

                      6.2.9. pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or in accordance with the terms of claims, liabilities or obligations reflected or reserved against on the Balance Sheet, or claims, liabilities or obligations not exceeding $1,000,000 in the aggregate;

                      6.2.10. enter into any contract or agreement that requires the payment of more than $1,500,000 during the term of such contract or agreement other than contracts or agreements that are terminable pursuant to the terms of such contract upon not more than 90 days’ notice without penalty;

                      6.2.11. (a) enter into any Contract that would have been required to be disclosed under Section 4.10.1.10 if entered into prior to the date hereof, or (b) enter into, amend, modify or consent to the termination of any Contract, or amend, waive, modify or consent to the termination of any Target Company’s rights thereunder except in the case of this clause (b) in the ordinary course of business consistent with past practice;

                      6.2.12. make any change in its customary methods of accounting or accounting practices, other than changes required by GAAP or Governmental Authorities;

                      6.2.13. commence or settle any material Action, other than for a breach of this Agreement;

                      6.2.14. authorize, or make any commitment with respect to, or spend money in respect of, capital expenditures in excess of $5,000,000, individually, or $10,000,000 in the aggregate; or

                      6.2.15. enter into any Contractual Obligation, announce an intention or otherwise make a commitment to do any of the actions referred to in this Section 6.2.

          6.3.      Preparation for Closing.

                      6.3.1. Except as set forth below, each of the parties hereto agrees to use all reasonable efforts to bring about the fulfillment of the conditions precedent contained in this Agreement.

                      6.3.2. Each of Parent, Merger Sub and the Company will, within ten Business Days of the date hereof, prepare and file, or cause to be prepared and filed, with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form (the “HSR Filing”) pursuant to the HSR Act. The Buyer Parties shall be solely responsible for all filing fees required to be paid in connection with the HSR Filing. Each party’s HSR Filing shall comply in all material respects with the requirements of the HSR Act. Each of the Company and the Buyer Parties shall use its reasonable best efforts to provide to the FTC, DOJ and each and every Governmental Authority with jurisdiction over enforcement of any applicable antitrust or competition laws, as promptly as practicable after request therefor, all non-privileged information and documents requested by such Governmental Authority or that is reasonably necessary or advisable to permit consummation of the Transactions. Subject to applicable Legal Requirement, each of the Company and Parent shall inform the other promptly of any communication made by or on behalf of such party to (including permitting the other party to review such communication in advance), or received from, any Governmental Authority relating to this Agreement or the Transactions and shall furnish to the other such information and assistance as the other may reasonably request in connection with its preparation of any filing, submission or other act that is necessary or advisable to permit consummation of the Transactions under applicable Legal Requirement. Subject to applicable Legal Requirement, each party shall furnish the other party with copies of all substantive or otherwise material correspondence, filings, and written communications between such party and its Affiliates and their respective representatives on the one hand, and any Governmental Authority on the other hand, with respect to this Agreement and the Transactions. None of the Company, Parent or Merger Sub shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry relating to this Agreement or the Transactions unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat. The Company and Parent shall keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority relating to this Agreement or the Transactions.

                      6.3.3. If any objections are asserted with respect to the Transactions under the HSR Act, or if any Action is instituted (or threatened to be instituted) by the FTC, the Antitrust Division of the DOJ or any other Governmental Authority or any third party challenging the

Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of such Transactions, the parties shall use their reasonable best efforts to defend against Actions so as to permit the consummation of the Transactions, including contesting and resisting any such Actions and to have vacated, lifted, reversed or overturned any Governmental Order that is in effect that prohibits, prevents or restricts the consummation of the Transactions.

                      6.3.4. Prior to the Closing, each party shall, and shall cause its Affiliates to, use its commercially reasonable efforts to obtain, and to cooperate in obtaining, all consents from third parties set forth on Schedule 6.3.4; provided, however, that the parties shall not be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (other than nominal filing or application fees). The Buyer Parties acknowledge that certain consents and waivers with respect to the Transactions may be required from parties to the Contracts listed on the Schedules hereto and that such consents and waivers have not been obtained as of the date hereof and may not be obtained prior to the Closing

          6.4.      280G Matters. The Company shall use reasonable best efforts to provide that the Transactions will not result in any payment in the nature of compensation that constitutes a "parachute payment" as defined in Section 280G(b)(2) of the Code, including soliciting any necessary consents from Stockholders with respect thereto.

          6.5.      Directors and Officers Indemnification and Insurance. The Buyer Parties and the Company agree that, to the maximum extent permitted by the laws of the State of Delaware, all rights to indemnification, advancement of expenses and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Target Companies, including as provided in the Charter or Bylaws of the Target Companies, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six years after the Closing Date. To the extent available, the Buyer Parties and the Surviving Corporation agree to cause the Target Companies to maintain in effect for not less than six years from the Closing Date the current policies of directors’ and officers’ liability insurance maintained by the Target Companies (provided that the Target Companies may substitute therefor policies of at least the same coverage containing terms and conditions that are no less advantageous to such directors and officers) with respect to matters occurring on or prior to the Closing Date and employment practices liability insurance with respect to matters occurring on or prior to the Closing Date with respect to the Target Companies. This Section 6.5 shall be for the benefit of, and shall be enforceable by, the directors, officers and employees of the Target Companies, and their respective heirs and estates.

          6.6.      Tax Matters.

                      6.6.1. The Buyer Parties agree to use commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to any of the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations applicable to such taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

                      6.6.2. From the date of this Agreement and through and including the Closing Date, the Target Companies (a) shall not act in a manner inconsistent with past practice, without the prior written consent of the Buyer Parties, which will not to be unreasonably withheld or delayed, in connection with (i) making any change (or filing any such change) in any method of Tax accounting for a material amount of Taxes, (ii) making, changing or rescinding any material Tax election, (iii) settling or compromising any material Tax liability, (iv) filing any amended Tax Return involving a material amount of additional Taxes, or (v) entering into any closing agreement relating to a material amount of Taxes; and (b) shall (i) prepare and file all Tax Returns (“Post-Signing Returns”) required to be filed by their respective due dates, (ii) timely pay all Taxes shown to be due and payable on such Post-Signing Returns, and (iii) promptly notify the Buyer Parties of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any material Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such material Tax matters).

          6.7.      Employee Matters.

                      6.7.1. Employee Benefits. With respect to any employee benefit plan, program or policy that is made available after the Closing Date to any employees of the Target Companies as of the Effective Time, including any such Person who is on an approved leave of absence (the “Affected Employees”): (a) service with the Target Companies by any such Affected Employee prior to the Closing Date shall be credited for eligibility, participation and vesting purposes under such plan, program or policy (but not for purposes of accrual of benefits) and for purposes of calculating benefits under any severance plans or paid time off programs, and (b) with respect to any welfare benefit plans to which such employee may become eligible, the Buyer Parties shall cause such plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments by such employees during the year in which the Closing occurs and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that had not been satisfied, under any welfare benefit plans maintained by the Target Companies prior to the Closing Date. The Buyer Parties shall recognize vacation days previously accrued and reserved for by the Target Companies immediately prior to the Closing Date. For a period of not less than twelve months after the Closing Date, for each Affected Employee who remains an employee of the Target Companies, the Buyer Parties shall cause the Target Companies to maintain compensation and benefits (including, group health, life, disability, bonus and severance plans but excluding equity-based compensation) that are not less favorable in the aggregate to such employee and his or her dependents and beneficiaries, as appropriate, as the Target Companies provided to such employee immediately prior to the Closing. For all purposes of this Section 6.7, the start date for each Affected Employee shall be the date used by the Target Companies immediately prior to the Effective Time.

                      6.7.2. Bonuses. The Surviving Corporation shall, in the ordinary course of business, pay to each of the employees all accrued bonus compensation payable to such employee with respect to fiscal year 2007 pursuant to either such employee’s terms of employment with the Company or a Subsidiary thereof (whether written or unwritten) or the Company’s annual bonus compensation plan, as applicable, each as in effect immediately prior to the Effective Time and provided to Parent prior to the date of this Agreement.

                      6.7.3. Cooperation. Merger Sub, Parent and the Company shall reasonably cooperate with each other between the date of this Agreement and the Closing Date to effectuate the transactions contemplated in this Section 6.7 and provide for an efficient transition, including the provision of all notices required by any Legal Requirement.

          6.8.      Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event, the occurrence or non-occurrence of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate, and (b) any failure by the Company or any Buyer Party, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, in the case of each of (a) or (b), which would result in any condition to the obligations of such party to effect the Merger not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.9.      Financing.

                      6.9.1. Parent shall use its reasonable best efforts to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) satisfy on a timely basis all conditions in such definitive agreements. In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain promptly any such portion from alternative sources on terms not materially less favorable in the aggregate to Parent (as determined in the reasonable good faith judgment of Parent).

                      6.9.2. In order to assist with obtaining the Financing, and so long as it does not materially interfere with normal business operations, the Company shall, and shall cause its officers and directors to, provide such assistance and cooperation as the Buyer Parties and their Affiliates may reasonably request.

          6.10.    Affiliate Arrangements. Notwithstanding any other provision of this Agreement to the contrary, as of the Closing, all services, commitments, agreements or other arrangements that existed prior to the Closing between any Stockholder of the Company or any Affiliate of such Stockholder (other than the Target Companies) and the Target Companies with respect to the Business shall cease or be terminated (other than any such services, commitments, agreements or other arrangements with Stockholders or any Affiliates of Stockholders which are employees of, or physicians contracted by, any Target Company or any Company Managed

Practice). Any such cessation or termination shall be without penalty to, and shall not require any action by, any Target Company, Parent or any Affiliate of Parent.

          6.11.    Termination of Discussions. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any transaction by which such Person would acquire (whether by merger, acquisition of stock or assets or otherwise) any of the Target Companies or all or any significant portion of their equity interests or assets. None of the Company or any of its Affiliates shall release any third party from, or waive any provision of or any confidentiality agreement relating to the Target Companies to which it is a party, and the Company also agrees to promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) any of the Target Companies or all or any significant portion of their equity interests or assets, if any, to return (or if permitted by the applicable confidentiality agreement, destroy) all confidential information heretofore furnished to such Person by or on behalf of the Target Companies.

          6.12.    Tender Offer.

                      6.12.1. After the date hereof and prior to the Closing Date, Parent and Merger Sub may commence a tender offer and consent solicitation (the “Tender Offer”) pursuant to the Exchange Act for the Senior Subordinated Notes. The Company shall use commercially reasonable efforts to assist the Buyer Parties in connection with the preparation of all filings, mailings or other submissions to be made in connection with the Tender Offer. The terms, conditions and structure of the Tender Offer (which shall also include the elimination of substantially all negative covenants in the Senior Subordinated Notes) shall be determined by the Buyer Parties following consultation with the Company; provided, that the Tender Offer shall not be conducted by or on behalf of any Target Company. The Tender Offer shall not be consummated nor shall any amounts be payable to the holders of the Senior Subordinated Notes in the event this Agreement is terminated pursuant to Section 10.1. Except as provided herein, all premiums and interest accruals related to the Tender Offer, and all costs, fees and expenses incurred in connection with the Tender Offer or payments made in connection therewith, including payments made to the investment banking firm managing the Tender Offer, and legal and accounting fees and expenses incurred in connection therewith, shall be paid by the Buyer Parties. In addition, the Buyer Parties shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and representatives from and against any and all losses or liabilities suffered or incurred by them in connection with the Tender Offer, except to the extent that such losses or liabilities are the result of gross negligence or willful misconduct by the Target Companies or their representatives.

                      6.12.2. If at any time prior to the Closing, the Target Companies, Parent or the Buyer Parties discover information relating to the Target Companies of a type that should be set forth in an amendment or supplement to the documents filed or mailed in respect of the Tender Offer so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading, the party that discovers such information shall promptly notify the other parties hereto and the Target Companies shall assist Parent and Merger Sub in promptly preparing an appropriate amendment or supplement describing such information to the extent required by applicable Legal

Requirement, which amendment or supplement will be, if required, filed with the SEC and/or disseminated to the holders of the Senior Subordinated Notes.

          6.13.    Drag-Along Rights. Welsh, Carson, Anderson & Stowe IX, L.P. (“WCAS”) will, within five Business Days after the date of this Agreement, deliver the Drag-Along Notice (as defined in each of the 2006 Stockholders Agreement, the 2004 Shareholders Agreement and the Bylaws of the Company) to exercise its rights (the “Drag-Along Rights”) under Article IV of the 2006 Stockholders Agreement to the Drag-Along Stockholders (as defined in the 2006 Stockholders Agreement), under Article 3 of the 2004 Shareholders Agreement to the Shareholders (as defined in the 2004 Shareholders Agreement) and Section 10 of the Bylaws of the Company to the Restricted Stockholders (as defined in the Bylaws of the Company), which Drag-Along Notice will comply with the requirements of Section 4.02 of the Stockholders Agreement, Section 3.1(b) of the 2004 Shareholders Agreement and Section 10(b) of the Bylaws of the Company. To the extent that any Stockholder has demanded appraisal rights in accordance with Section 262 of the DGCL, prior to the Closing Date the Company, Parent and WCAS shall enter into an agreement which provides that Parent and its Affiliates are indemnified and held harmless by WCAS from any and all losses and liabilities suffered or incurred by Parent or its Affiliates (including the Target Companies) in connection with resolving such demands (which losses and liabilities shall exclude any amounts paid to the Payment Fund with respect to such Shares).

          6.14.    Interim Financials. The Company shall deliver to Parent by no later than 45 days after the date of this Agreement copies of the Balance Sheet and the related unaudited consolidated statements of income, cash flow and stockholders’ equity of AmeriPath and its Subsidiaries for the three-month period then ended. Such unaudited financial statements will be prepared in accordance with GAAP, applied on a consistent basis throughout the period indicated (except as may be indicated in such statements or the notes thereto), and will present fairly, in all material respects, the consolidated financial position and results of operations of AmeriPath and its Subsidiaries for the period specified therein, subject to an absence of notes.

7.       CONDITIONS TO THE OBLIGATIONS TO CLOSE OF THE BUYER PARTIES. The obligations of the Buyer Parties to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived at or prior to the Closing by the Buyer Parties in their sole discretion:

          7.1.       Representations, Warranties and Covenants. (a) All representations and warranties of the Company (i) contained in Sections 4.1 (the first, third and fourth sentences only) and 4.2.1 of this Agreement (the “Specified Sections”) shall be true and correct in all material respects as of the Closing Date as if made on the Closing Date, and (ii) contained in this Agreement (other than the Specified Sections) shall be true and correct (without giving effect to any qualifications regarding materiality or Material Adverse Effect), as of the Closing Date as if made on the Closing Date (except for those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct, without giving effect to any qualifications regarding materiality or Material Adverse Effect)), except in each case for inaccuracies that do not have, and would not have, individually or in the aggregate, a Material Adverse Effect. The Company shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by it at or prior to the Closing (other than the covenant set forth in the last sentence of Section 6.13, which shall have been performed or satisfied in all respects). The Company shall have furnished to the Buyer Parties a certificate executed by an authorized officer dated as of the Closing Date, to the effect that the conditions specified in Section 7.1 have been satisfied.

          7.2.      Legality; Litigation. The Transactions shall not be prohibited by any Legal Requirement, and all applicable waiting periods pursuant to the HSR Act shall have expired or been terminated and all required approvals pursuant to the HSR Act shall have been obtained. No Action shall have been instituted at or prior to the Closing by any Governmental Authority, relating to this Agreement or any of the Transactions, the result of which would prevent or make illegal the Transactions.

          7.3.      Material Adverse Effect. No Material Adverse Effect shall have occurred.

8.       CONDITIONS TO THE OBLIGATION TO CLOSE OF THE COMPANY. The obligations of the Company to consummate the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived at or prior to the Closing by the Company in its sole discretion:

          8.1.      Representations, Warranties and Covenants. (a) All representations and warranties of the Buyer Parties contained in this Agreement (without giving effect to any qualifications regarding materiality) shall be true and correct, except for inaccuracies that do not have, and would not have, a material adverse effect on the ability of the Buyer Parties to perform their respective obligations hereunder (other than those representations and warranties contained in Section 5.1.2 which shall be true and correct in all material respects), in all cases as of the Closing Date as if made on the Closing Date, except for those representations and warranties which address matters only as of a particular date (which, as of such date, shall be true and correct to the same extent as set forth above). The Buyer Parties shall have performed and satisfied, in all material respects, all covenants and agreements required by this Agreement to be performed or satisfied by the Buyer Parties at or prior to the Closing. The Buyer Parties shall have furnished to the Company a certificate executed by an authorized officer dated as of the Closing Date, to the effect that the conditions specified in this Section 8.1 have been satisfied.

          8.2.      Legality; Litigation. The Transactions shall not be prohibited by any Legal Requirement, and all applicable waiting periods pursuant to the HSR Act shall have expired or been terminated and all required approvals pursuant to the HSR Act shall have been obtained. No Action shall have been instituted at or prior to the Closing by any Governmental Authority, relating to this Agreement or any of the Transactions, the result of which would prevent or make illegal the Transactions.

9.       CONSENT TO JURISDICTION; JURY TRIAL WAIVER; SPECIFIC PERFORMANCE.

          9.1.      Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New

York located in New York County or the United States District Court for the Southern District of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms, or the Transactions, (b) hereby waives to the extent not prohibited by applicable Legal Requirement, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by New York law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.5.

          9.2.      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. THE BUYER PARTIES ACKNOWLEDGE THAT THEY HAVE BEEN INFORMED BY THE COMPANY THAT THIS SECTION 9.2 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE COMPANY IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.2 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

          9.3.      Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state courts of the State of New York located in New York County or the United States District Court for the Southern District of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity. The equitable remedies described in this Section 9.3 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the parties to this Agreement are permitted to and elect to pursue.

10.     TERMINATION.

          10.1.    Termination of Agreement. This Agreement may be terminated prior to the Closing only as provided below:

                      10.1.1. The Buyer Parties and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing.

                      10.1.2. The Buyer Parties may terminate this Agreement by delivering written notice to the Company at any time prior to Closing, in the event the Company is in breach of any representation, warranty, covenant or agreement contained in this Agreement, if the Buyer Parties have notified the Company of the breach in writing, there is a reasonable likelihood that such breach (unless cured, if curable) will result in an inability of the Company to satisfy the conditions set forth in Section 7 and such breach, if curable, has continued without cure for a period of 30 days after delivery of such notice of breach.

                      10.1.3. The Company may terminate this Agreement by delivering written notice to the Buyer Parties at any time prior to the Closing in the event any Buyer Party is in breach of any representation, warranty, covenant or agreement contained in this Agreement, the Company has notified the Buyer Parties of the breach in writing, there is a reasonable likelihood that such breach (unless cured, if curable) will result in an inability of the Buyer Parties to satisfy the conditions set forth in Section 8 and such breach, if curable, has continued without cure for a period of 30 days after delivery of such notice of breach.

                      10.1.4. The Buyer Parties or the Company may terminate this Agreement by providing written notice to the other at any time on or after July 31, 2007, if the Closing shall not have occurred by reason of the failure of any condition set forth in Section 7, in the case of the Buyer Parties, or Section 8, in the case of the Company, to be satisfied (other than through the failure of any party seeking to terminate this Agreement or any of its Affiliates to comply with its obligations under this Agreement); provided, however, that in the event that the only condition that has not been satisfied on or before such date is the condition set forth in Section 7.2 or 8.2, either the Company or Parent may extend the date that this Agreement may be terminated by up to an additional 150 day period under this Section 10.1.4.

                      10.1.5. The Buyer Parties or the Company may terminate this Agreement by providing written notice to the other at any time prior to the Closing if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Legal Requirement or Governmental Order prohibiting the consummation of the Transaction, and such Legal Requirement or Governmental Order shall have become final and nonappealable.

                      10.1.6. The Buyer Parties may terminate this Agreement if the Company fails to deliver irrevocable written consents of Stockholders sufficient to duly adopt this Agreement and approve the Merger by 2:00 am EST on the day immediately following the date of this Agreement.

                      10.1.7. The Company may terminate this Agreement if the Buyer Parties fail to deliver irrevocable written consent of Parent in its capacity as the sole stockholder of Merger

Sub sufficient to duly adopt this Agreement and approve the Merger by 2:00 am EST on the day immediately following the date of this Agreement.

          10.2.      Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, all obligations of the parties hereunder shall terminate without any liability of any party to any other party; provided, however, that (a) no termination by a party pursuant to Section 10.1 shall relieve any party from any liability arising from or relating to any intentional or willful breach of any provision of this Agreement by such party prior to termination that would reasonably be expected to cause any condition to the obligations of such party to effect the Merger not to be satisfied and (b) this Section 10.2, Section 6.12.1 (the fifth and sixth sentences only), Section 9 and Section 11 shall survive such termination.

11.     MISCELLANEOUS.

          11.1.    Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, other than the Confidentiality Agreement dated March 8, 2007 between the Company and Parent (which shall survive execution and delivery of this Agreement and any termination of this Agreement but shall terminate upon the consummation of the Closing).

          11.2.    Amendment or Waiver. Prior to Closing, this Agreement can be amended or modified only by a written instrument executed by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) or shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing.

          11.3.    Severability. In the event that any provision hereof would, under applicable Legal Requirement, be invalid or unenforceable in any respect, such provision shall (to the extent permitted under applicable Legal Requirement) be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Legal Requirement. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

          11.4.   Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted transferees and assigns (each of which transferees and assigns shall be deemed to be a party hereto for all purposes hereof); provided, however, that (a) no transfer or assignment by any party hereto shall be permitted without the prior written consent of the other parties hereto and any such attempted transfer or assignment without consent shall be null and void, (b) Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any Affiliate of Parent, and (c) no transfer or assignment by any party shall relieve such party of any of its obligations hereunder.

          11.5.      Notices. Any notices or other communications required or permitted hereunder shall be deemed to have been properly given and delivered if in writing by such party or its legal representative and delivered personally or sent by facsimile, nationally recognized overnight courier service guaranteeing overnight delivery, or registered or certified mail, postage prepaid, addressed as follows:

If to the Company to:	AmeriPath Group Holdings, Inc.
c/o Welsh, Carson, Anderson & Stowe
320 Park Avenue, Suite 2500
New York, New York 10022-6815
Attention: Sean M. Traynor
Facsimile: 212-893-9563

With a copy to:	Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: Othon A. Prounis, Esq.
Anthony J. Norris, Esq.
Facsimile: 212-596-9090

If to the Buyer Parties or, after the	c/o Quest Diagnostics Incorporated
Closing, the Surviving Corporation, to:	1290 Wall Street
Lyndhurst, New Jersey 07071
Attention: General Counsel
Facsimile: 201-559-2258

With a copy to:	Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Attention: Clare O’Brien, Esq.
Facsimile: 212-848-7179

Unless otherwise specified herein, such notices or other communications shall be deemed given (a) on the date delivered, if delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, (c) on the date delivered, if delivered by facsimile during business hours (or one Business Day after the date of delivery if delivered after business hours) and (d) five Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.

          11.6.    Further Assurances. Prior to the Closing Date, the Company will cooperate with Parent with respect to transition planning and integration as reasonably requested by Parent.

          11.7.    Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or, except to the extent set forth in Section 10.2, the termination of this Agreement.

Notwithstanding the foregoing, the agreements and covenants which by their nature are to be performed following the Effective Time shall survive consummation of the Merger.

          11.8.    Public Announcements. Prior to the termination of this Agreement, no party hereto will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties) with respect to this Agreement or the Transactions without the consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed. If any party hereto is unable to obtain, after reasonable effort, the approval of its public report, statement or release from the other parties hereto and such report, statement or release is, based on legal counsel to such party, required by applicable Legal Requirement, then such party may make or issue the legally required report, statement or release and promptly furnish the other parties with a copy thereof. Each party hereto will also obtain the prior approval by the other parties hereto of any press release to be issued announcing the consummation of the Transactions.

          11.9.    Headings, etc. Section and subsection headings are not to be considered part of this Agreement, are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not affect the construction hereof.

          11.10.  Third Party Beneficiaries. Except as explicitly provided in Sections 3.2.2, 3.2.3, 3.5, 5.5, 6.5, 6.12.1 and 6.13, nothing in this Agreement is intended or shall be construed to entitle any Person, other than the parties hereto, their respective transferees and assigns permitted hereby, to any claim, cause of action, remedy or right of any kind.

          11.11.  Expenses. Whether or not the Transactions are consummated, all Seller Transaction Expenses shall be paid by the Company and all fees and expenses incurred by the Buyer Parties in connection with the negotiation and preparation of this Agreement, the Transactions, the related agreements and the transactions contemplated thereby shall be paid by the Buyer Parties.

          11.12.  Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Schedules, that such information is required to be listed in the Schedules or that such items are material to the Target Companies. The headings, if any, of the individual sections of each of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to any particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is readily apparent on its face, notwithstanding the presence or absence of an appropriate section of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto.

          11.13.  Counterparts. This Agreement may be executed in any number of counterparts (and may be executed by telecopier signatures), each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

          11.14.  Governing Law. This Agreement, and any claims in any way arising under or relating to this Agreement or the Transactions, shall be governed by and construed and enforced in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

          IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be duly executed and delivered, as of the date first above written.

THE COMPANY:	AMERIPATH GROUP HOLDINGS, INC.

	By:		s/ Donald E. Steen
		Name:	Donald E. Steen
		Title:	Chairman of the Board and Chief
Executive Officer

PARENT:	QUEST DIAGNOSTICS INCORPORATED

	By:		s/ Surya N. Mohapatra
		Name:	Surya N. Mohapatra
		Title:	Chairman of the Board, Chief Executive
Officer and President

MERGER SUB:	ACE ACQUISITION SUB, INC.

	By:		s/ Surya N. Mohapatra
		Name:	Surya N. Mohapatra
		Title:	President